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                                              Exhibit F



      25 Research Drive, Westborough, Massachusetts 01582
      ===================================================






                              February 13, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC   20549

Re:   Yankee Atomic Electric Company
      File No.  70-8743

Dear Commissioners:

          An Application/Declaration on Form U-1, dated November 17, 1995, and an amendment thereto, were filed with your Commission in the above-referenced proceeding relating to short-term borrowings by Yankee Atomic Electric Company (the Company) from one or more banks through December 31, 1997. An order dated December 28, 1995 was issued by your Commission authorizing the proposed transactions (HCAR No. 35-26002).

          I have reviewed the opinion of Robert King Wulff dated December 28, 1995, filed as Exhibit F in File No. 70-8743, and hereby confirm the statements made therein. I have been advised that the borrowings by the Company were in each instance made on the terms and within the limitations set forth in the filing and in said order. Based on the foregoing, it is my opinion that the transactions authorized in HCAR No. 35-26002 were carried out in accordance with the Application/Declaration as amended.

                              Very truly yours,

                              s/Kirk L. Ramsauer

                              Kirk L. Ramsauer
                              Associate General Counsel